UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 14, 2016

EQUIFAX INC.

(Exact name of registrant as specified in Charter)

Georgia	001-06605	58-0401110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Peachtree Street, N.W. Atlanta, Georgia		30309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (404) 885-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of New Director. On September 14, 2016, the Board of Directors of Equifax Inc. (the “Company”) elected G. Thomas Hough as a director, effective October 1, 2016, for a term expiring at the next annual meeting of shareholders. The Board also appointed Mr. Hough as a member of its Audit and Technology Committees. With the election of Mr. Hough, the size of the Board will increase to 11 members. A copy of the Company’s press release announcing Mr. Hough’s election is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The Board of Directors has determined that Mr. Hough is independent and meets the applicable independence requirements of the New York Stock Exchange and the Company’s Guidelines for Determining the Independence of Directors. There have been no transactions since the beginning of the Company’s last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Mr. Hough or any member of his immediate family had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K.

The selection of Mr. Hough was not pursuant to any arrangement or understanding between him and any other person.

Mr. Hough will be compensated in accordance with the Company’s previously-disclosed compensation program for its non-employee directors. In connection with Mr. Hough’s election to the Board, he will receive, on the effective date of his election, a one-time initial grant of restricted stock units vesting over a three-year period, with a grant date market value of $175,000. Mr. Hough will also enter into the Company’s standard form of indemnification agreement for directors.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release of Equifax Inc. dated September 19, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUIFAX INC.

By:	/s/ John J. Kelley III
Name:	John J. Kelley III
Title:	Corporate Vice President, Chief Legal Officer and Corporate Secretary

Date: September 19, 2016

Exhibit Index

The following exhibit is being filed with this report:

Exhibit No.	Description

99.1	Press release of Equifax Inc. dated September 19, 2016.